Exhibit 21.1
Subsidiaries of Li-Cycle Holdings Corp.

Legal Name of Subsidiary	Jurisdiction of Organization
Li-Cycle Corp.	Ontario, Canada
Li-Cycle Europe AG	Switzerland
Li-Cycle APAC Pte. Ltd.	Singapore
Li-Cycle Americas Corp.	Ontario, Canada
Li-Cycle U.S. Inc.	Delaware, U.S.A.
Li-Cycle Inc.	Delaware, U.S.A.
Li-Cycle North America Hub, Inc.	Delaware, U.S.A.
Li-Cycle Norway AS	Norway
Li-Cycle Germany GmbH	Germany
Li-Cycle United Kingdom Ltd.	England and Wales
Li-Cycle Hungary Kft	Hungary
Li-Cycle France SARL	France
Li-Cycle Japan GK	Japan
Li-Cycle Korea Co., Ltd.	Korea